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                                                                     EXHIBIT 5.1


                                 March 6, 2002

Somera Communications, Inc.
5383 Hollister Avenue
Santa Barbara, California 93111

     Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 6, 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 3,247,000 shares of Common Stock (the "Shares") to be issued pursuant to stand-alone stock option agreements with Rick Darnaby and Dan Firestone (the "Option Agreements").

     As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Option Agreements. It is our opinion that the Shares, when issued and sold in the manner referred to in the Option Agreements, will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation

                                       /S/ WILSON SONSINI GOODRICH & ROSATI